 Exhibit 2.2

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this "Amendment") to the Agreement and Plan of Merger (the "Merger Agreement"), dated December 14, 2020, by and among Future Infrastructure Holdings, LLC, Primoris Services Corporation, Primoris Merger Sub, LLC and Tower Arch Capital, L.P., solely in its capacity as representative as set forth in the Merger Agreement is being entered into as of January 11, 2021. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

RECITALS

WHEREAS, Buyer, the Company, the Representative and Merger Sub are parties to the Merger Agreement (the "Parties");

WHEREAS, the Parties desire to amend the Merger Agreement; and

WHEREAS, Section 10.08 of the Merger Agreement provides that the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.             Amendments to the Merger Agreement.

(a)        Section 1.04(b) of the Merger Agreement is hereby deleted and replaced with the following:

"Each Class A Common Unit issued and outstanding immediately prior to the Effective Time (other than the Class A Common Units cancelled pursuant to Section 1.04(d)) will be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal, the Closing Per Unit Amount less the aggregate amount of the Historical Tax Distributions, if any, made in respect of such Class A Common Unit prior to the Effective Time plus amounts payable with respect to such Class A Common Unit pursuant to Section 1.07(e), and will automatically be cancelled and retired and will cease to exist."

(b)        Section 1.04(c) of the Merger Agreement is hereby deleted and replaced with the following:

"Each Class B Unit issued and outstanding immediately prior to the Effective Time, regardless of whether vesting occurs pursuant to the terms of the associated equity purchase agreement or at the election of the Company's board of managers or as otherwise permitted (other than Class B Units to be canceled pursuant to Section 1.04(d)) will be converted into, upon delivery of a duly executed and completed Letter of Transmittal, the Closing Per Unit Amount less the Participation Threshold attributable to such Class B Unit less the aggregate amount of the Historical Tax Distributions, if any, made in respect of such Class B Unit prior to the Effective Time plus amounts payable with respect to such Class B Unit pursuant to Section 1.07(e), and will automatically be cancelled and retired and will cease to exist."

(c)        Section 1.05(b) of the Merger Agreement is hereby deleted and replaced with the following:

"The portion of the Estimated Merger Consideration each Class A Common Unitholder will be entitled to receive at the Closing (the "Closing Class A Common Unit Payment") will equal the result of: (a) the product of (i) Closing Per Unit Amount multiplied by (ii) the number of Class A Common Units held by such Class A Common Unitholder immediately prior to the Effective Time, less (b) the aggregate amount of the Historical Tax Distributions, if any, received by such Class A Common Unitholder in respect of such Class A Common Unitholder's Class A Common Units prior to the Effective Time."

(d)        Section 1.05(c) of the Merger Agreement is hereby deleted and replaced with the following:

"The portion of the Estimated Merger Consideration each Class B Unitholder will be entitled to receive at the Closing (the "Closing Class B Unit Payment") will equal the result of: (a) the product of (i) the result of (x) the Closing Per Unit Amount less (y) the average Participation Threshold attributable to the Participating Class B Units held by such Class B Unitholder multiplied by (ii) the number of Participating Class B Units held by such Class B Unitholder immediately prior to the Effective Time, less (b) the aggregate amount of the Historical Tax Distributions, if any, received by such Class B Unitholder in respect of such Class B Unitholder's Class B Units prior to the Effective Time."

(e)        The definition of "Closing Per Unit Amount" in Section 11.01 of the Merger Agreement is hereby deleted and replaced with the following:

""Closing Per Unit Amount" means the amount obtained by dividing (A) the result of (i) the Estimated Merger Consideration, plus (ii) the aggregate Participation Threshold applicable to the Participating Class B Units, minus (iii) the Purchase Price Adjustment Escrow Deposit Amount, minus (iv) the Representative Holdback Amount, plus (v) the Historical Tax Distributions by (B) the Aggregate Fully-Diluted Units."

(f)         The definition of "Final Per Unit Amount" in Section 11.01 of the Merger Agreement is hereby deleted and replaced with the following:

""Final Per Unit Amount" means the amount obtained by dividing (A) the sum of (i) the Final Adjusted Merger Consideration, plus (ii) the aggregate Participation Threshold applicable to the Participating Class B Units, plus (iii) the Historical Tax Distributions by (B) the Aggregate Fully-Diluted Units."

(g)        Section 11.01 of the Merger Agreement is hereby amended to add the following definition:

""Historical Tax Distributions" means the aggregate amount of tax distributions made to the Unitholders prior to the Effective Time in accordance with Section 5.01(c) of that certain Second Amended and Restated Operating Agreement of the Company, dated as of January 16, 2018."

2.          Effect of Amendment. This Amendment shall modify and amend the Merger Agreement to the extent, but only to the extent, expressly set forth herein (it being the intent of the Parties that all of the terms and provisions of the Merger Agreement that are not expressly amended, modified, waived or replaced hereunder shall be unaltered and shall remain in full force and effect). For the avoidance of doubt, nothing in this Amendment shall be deemed or construed as an increase to the Merger Consideration payable by Buyer pursuant to the Merger Agreement.

3.         General. Sections 10.09 (Third Party Beneficiaries), 10.11 (Severability), 10.12 (Construction), 10.14 (Complete Agreement), 10.15 (Conflict Between Transaction Documents), 10.17 (Jurisdiction and Exclusive Venue), 10.18 (Governing Law; Waiver of Jury Trial) and 10.21 (Counterparts) of the Merger Agreement shall apply, and are hereby incorporated herein by reference, to this Amendment mutatis mutandis.

4.          References. After the execution and delivery of this Amendment, any reference to the Merger Agreement shall be deemed to include this Amendment and any reference in any of this Amendment or the Merger Agreement to the Merger Agreement shall be read as a reference to the Merger Agreement as amended hereby and as further amended, modified, restated, supplemented or extended from time to time in accordance with the terms thereof.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on their behalf as of the date first written above.

The Company:	FUTURE INFRASTRUCTURE HOLDINGS, LLC

	By:	/s/ David Parkin
	Name:	David Parkin
	Its:	Assistant Secretary

Buyer:	PRIMORIS SERVICES CORPORATION

	By:	/s/ Tom McCormick
	Name:	Tom McCormick
	Its:	President & CEO

Merger Sub:	PRIMORIS MERGER SUB, LLC

	By:	/s/ Tom McCormick
	Name:	Tom McCormick
	Its:	President & CEO

[Signatures continued on the following page]

[Signature Page to Amendment]

[Signatures continued from the preceding page]

Representative:	TOWER ARCH CAPITAL, L.P. By: Tower Arch Capital, LLC Its: General Partner
	By:	/s/ David Parkin
	Name:	David Parkin
	Its:	Member

[Signature Page to Amendment]